Pricing supplement To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016, product supplement no. 2-I dated April 15, 2016 and underlying supplement no. 1-I dated July 6, 2016	Registration Statement Nos. 333-209682 and 333-209682-01 Dated January 19, 2018 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC
Structured Investments	$3,165,000 Notes Linked to the Bloomberg Commodity IndexSM due January 24, 2020 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
General
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The notes are designed for investors who seek repayment of at least 96.05% of the principal amount of their notes at maturity and who seek exposure to any appreciation of the Bloomberg Commodity IndexSM over the term of the notes.  Investors will receive a positive return on the notes at maturity only if the Index appreciates by at least 3.95% from the Initial Index Level to the Final Index Level.  Investors should be willing to forgo interest payments while seeking repayment of at least 96.05% of the principal amount of their notes at maturity.

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The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co.  Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
Key Terms
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Index:	The Bloomberg Commodity IndexSM (Bloomberg ticker: BCOM)
Payment at Maturity*:
At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $960.50 plus the Additional Amount, which may be zero.
You are entitled to repayment of $960.50 for each $1,000 principal amount at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.  If the Index does not appreciate by at least 3.95% from the Initial Index Level to the Ending Index Level, you will lose up to 3.95% of the principal amount of your notes, even if the Index has appreciated.

Additional Amount*:	The Additional Amount payable at maturity per $1,000 principal amount of note will equal $1,000 × Index Return × Participation Rate, provided that the Additional Amount will not be less than zero.
Participation Rate:	100%
Index Return:	(Ending Index Level – Initial Index Level)
Initial Index Level
Initial Index Level:	The closing level of the Index on the Pricing Date, which was 88.5425
Ending Index Level:	The closing level of the Index on the Observation Date
Pricing Date:	January 19, 2018
Original Issue Date:†	On or about January 24, 2018 (Settlement Date)
Observation Date:†	January 21, 2020
Maturity Date:†	January 24, 2020
CUSIP:	46647MPT4
*
Subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Adjustment of Payments on the Notes” in the accompanying product supplement, as supplemented by “Supplemental Term of the Notes” in this pricing supplement.  In the event of a commodity hedging disruption event, we have the right, but not the obligation, to cause the calculation agent to determine on the commodity hedging disruption date the value of the Additional Amount payable at maturity.  Under these circumstances, the value of the Additional Amount payable at maturity will be determined prior to, and without regard to the closing level of the Index on, the Observation Date.

†
Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Index” in the accompanying product supplement and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-9 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$15	$985
Total	$3,165,000	$47,475	$3,117,525
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $15.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $979.90 per $1,000 principal amount note.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 2-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012640/crt-dp64829_424b2.pdf
•	Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.
Supplemental Terms of the Notes
For purposes of the notes offered by this pricing supplement, the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Adjustment of Payments on the Notes” in the accompanying product supplement, as supplemented by the following:
If a commodity hedging disruption event occurs and we choose to exercise our right to adjust your payment at maturity, for each $1,000 principal amount note, we will pay you at maturity, instead of the amount determined as set forth under “Key Terms — Payment at Maturity,” an amount equal to:
(i)	the Option Value (as defined in the accompanying product supplement); plus
(ii)	$960.50.
The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute.  Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

JPMorgan Structured Investments —	PS-1
Notes Linked to the Bloomberg Commodity IndexSM

What Is the Payment at Maturity, Assuming a Range of Performances for the Index?
The following table and examples illustrate the hypothetical total return at maturity or payment at maturity for each $1,000 principal amount note.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level of 90.  Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.
Ending Index Level	Index Return	Additional Amount		Minimum Payment		Payment at Maturity
162.000	80.00%	$800.00	+	$960.50	=	$1,760.50
153.000	70.00%	$700.00	+	$960.50	=	$1,660.50
144.000	60.00%	$600.00	+	$960.50	=	$1,560.50
135.000	50.00%	$500.00	+	$960.50	=	$1,460.50
126.000	40.00%	$400.00	+	$960.50	=	$1,360.50
117.000	30.00%	$300.00	+	$960.50	=	$1,260.50
108.000	20.00%	$200.00	+	$960.50	=	$1,160.50
99.000	10.00%	$100.00	+	$960.50	=	$1,060.50
94.500	5.00%	$50.00	+	$960.50	=	$1,010.50
93.555	3.95%	$39.50	+	$960.50	=	$1,000.00
92.250	2.50%	$25.00	+	$960.50	=	$985.50
90.900	1.00%	$10.00	+	$960.50	=	$970.50
90.000	0.00%	$0.00	+	$960.50	=	$960.50
89.100	-1.00%	$0.00	+	$960.50	=	$960.50
85.500	-5.00%	$0.00	+	$960.50	=	$960.50
81.000	-10.00%	$0.00	+	$960.50	=	$960.50
72.000	-20.00%	$0.00	+	$960.50	=	$960.50
63.000	-30.00%	$0.00	+	$960.50	=	$960.50
54.000	-40.00%	$0.00	+	$960.50	=	$960.50
45.000	-50.00%	$0.00	+	$960.50	=	$960.50
36.000	-60.00%	$0.00	+	$960.50	=	$960.50
27.000	-70.00%	$0.00	+	$960.50	=	$960.50
18.000	-80.00%	$0.00	+	$960.50	=	$960.50
9.000	-90.00%	$0.00	+	$960.50	=	$960.50
0.000	-100.00%	$0.00	+	$960.50	=	$960.50
Hypothetical Examples of Amount Payable at Maturity
The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.
Example 1: The level of the Index increases from the Initial Index Level of 90 to an Ending Index Level of 99.  Because the Ending Index Level of 99 is greater than the Initial Index Level of 90 and the Index Return is 10%, the Additional Amount is equal to $100 and investor receives a payment at maturity of $1,060.50 per $1,000 principal amount note, calculated as follows:
$960.50 + $100 = $1,060.50
Example 2: The level of the Index increases from the Initial Index Level of 90 to an Ending Index Level of 90.90.
Although the Ending Index Level of 90.90 is greater than the Initial Index Level of 90, because the Index Return of 1% is less than 3.95%, the Additional Amount is equal to $10 and investor receives a payment at maturity of only $970.50 per $1,000 principal amount note (reflecting a loss of 2.95% of the principal amount at maturity), calculated as follows:
$960.50 + $10 = $970.50
Example 3: The level of the Index decreases from the Initial Index Level of 90 to an Ending Index Level of 72.  Because the Ending Index Level of 72 is less than the Initial Index Level of 90, the Additional Amount is equal to $0 and the investor receives a payment at maturity of $960.50 per $1,000 principal amount note (reflecting a loss of 3.95% of the principal amount at maturity).
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-2
Notes Linked to the Bloomberg Commodity IndexSM

Selected Purchase Considerations
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POTENTIAL PARTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., the payment at maturity will be at least $960.50 per $1,000 principal amount note if you hold the notes to maturity, regardless of the performance of the Index.  Because the notes are unsecured and unsubordinated obligations of JPMorgan Financial and JPMorgan Chase & Co., payment of any amount on the notes is subject to our and JPMorgan Chase & Co.’s ability to pay our and JPMorgan Chase & Co.’s obligations as they become due.

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RETURN LINKED TO THE BLOOMBERG COMMODITY INDEXSM — The return on the notes is linked to the Bloomberg Commodity IndexSM.  The Index is composed of exchange-traded futures contracts on physical commodities and is designed to be a diversified benchmark for commodities as an asset class.  Its component weightings are determined primarily based on liquidity data, which is the relative amount of trading activity of a particular commodity.  The Index is an excess return index and not a total return index.  An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index.  By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.  See “Commodity Index Descriptions — The Bloomberg Commodity Indices” in the accompanying underlying supplement.

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TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Notes Treated as Debt Instruments That Have a Term of More than One Year,” in the accompanying product supplement no. 2-I.  Notwithstanding that the notes do not provide for the full repayment of their principal amount at or prior to maturity, our special tax counsel, Davis Polk & Wardwell LLP is of the opinion that the notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.”  Assuming this treatment is respected, as discussed in that subsection, you generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity.  Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange, and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note.  You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  The deductibility of capital losses is subject to limitations.  The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under section 451(b) of the Code.  Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Legislation commonly referred to as “FATCA” will apply to the payment on your notes at maturity, and may also apply to the gross proceeds of a sale or other disposition of a note prior to maturity. However, under a IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) of a sale or other disposition of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.
The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Notes Treated as Debt Instruments That Have a Term of More than One Year”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.
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COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We have determined that the “comparable yield” is an annual rate of 2.55%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,052.01.  Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
January 24, 2018 through December 31, 2018	$23.94	$23.94

JPMorgan Structured Investments —	PS-3
Notes Linked to the Bloomberg Commodity IndexSM

January 1, 2019 through December 31, 2019	$26.28	$50.22
January 1, 2020 through January 24, 2020	$1.79	$52.01
Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount, if any, that we will pay on the notes.  The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described above under “— Taxed as Contingent Payment Debt Instruments.”
Selected Risk Considerations
An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index, any of the futures contracts underlying the Index, the commodity to which those commodity futures contracts relate or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments related to, any of the foregoing.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.
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THE NOTES MAY NOT PAY MORE THAN $960.50 PER $1,000 PRINCIPAL AMOUNT NOTE AT MATURITY AND YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — Subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., the notes do not guarantee the return of more than 96.05% of your principal amount at maturity.  If the Ending Index Level is less than or equal to the Initial Index Level, you will receive only $960.50 per $1,000 principal amount of note at maturity.  In addition, if the Index does not appreciate by at least 3.95% from the Initial Index Level to the Ending Index Level, you will lose up to 3.95% of the principal amount of your notes, even if the Index has appreciated.  You will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

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THE RETURN ON THE NOTES WILL BE LESS THAN ANY APPRECIATION OF THE INDEX — Because the payment at maturity of each $1,000 principal amount note is equal to $960.50 plus the Additional Amount (which reflects the Index Return times the Participation Rate of 100%), even if the Index has appreciated, the return on the notes will be 3.95% less than any appreciation of the Index from the Initial Index Level to the Ending Index Level.

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CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes.  If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our and JPMorgan Chase & Co.’s  business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

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THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors.  The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for

JPMorgan Structured Investments —	PS-4
Notes Linked to the Bloomberg Commodity IndexSM

assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “The Estimated Value of the Notes” in this pricing supplement.
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THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to  internal pricing models of our affiliates when the terms of the notes are set.  This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “The Estimated Value of the Notes” in this pricing supplement.

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THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of  JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “The Estimated Value of the Notes” in this pricing supplement.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Index;
•	the time to maturity of the notes;
•	supply and demand trends for the commodities upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on those commodities;
•	the market prices of the commodities upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on those commodities;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory, geographical, meteorological and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

JPMorgan Structured Investments —	PS-5
Notes Linked to the Bloomberg Commodity IndexSM

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WE MAY DETERMINE THE ADDITIONAL AMOUNT FOR YOUR NOTES EARLY IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, cause the calculation agent to determine the Additional Amount for your notes early based on the calculation agent’s good faith determination of the option value for your notes (i.e., the price of the embedded option representing the Additional Amount payable on the notes at maturity) on the date on which the calculation agent determines that a commodity hedging disruption event has occurred, which may be significantly earlier than the Observation Date.  Under these circumstances, the amount due and payable on your notes will be due and payable only at maturity, and that amount will not reflect any appreciation of the Index after such early determination.  Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Adjustment of Payments on the Notes” in the accompanying product supplement for more information.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Index.  Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), may have a substantial adverse effect on the value of your notes.  Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on December 5, 2016 proposed rules to establish position limits that will apply to 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts.  The limits would apply to a person’s combined position in futures, options and swaps on the same underlying commodity.  The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the notes.  Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes.  See “— We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.

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PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE INDEX — Market prices of the commodity futures contracts included in the Index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies.  The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds.  These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities.  As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities.  Many commodities are also highly cyclical.  The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

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A DECISION BY AN EXCHANGE ON WHICH THE COMMODITY FUTURES CONTRACTS UNDERLYING THE INDEX ARE TRADED TO INCREASE MARGIN REQUIREMENTS FOR THOSE FUTURES CONTRACTS MAY AFFECT THE LEVEL OF THE INDEX — If an exchange on which the commodity futures contracts underlying the Index increases the amount of collateral required to be posted to hold positions in those futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the Index to decline significantly.

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THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The notes are linked to the Index, which tracks commodity futures contracts, not physical commodities (or their spot prices).  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.

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OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITIES OR COMMODITY FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased the futures contracts that compose the Index, the commodities upon which the futures contracts that compose the Index are based, or other exchange-traded or over-the-counter instruments based on the Index.  You will not have any rights that holders of those assets or instruments have.

JPMorgan Structured Investments —	PS-6
Notes Linked to the Bloomberg Commodity IndexSM

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HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE INDEX RELATIVE TO THE CURRENT PRICES OF THOSE CONTRACTS MAY AFFECT THE VALUE OF THE INDEX AND THE VALUE OF THE NOTES — The Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced with a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.”  Contango could adversely affect the value of the Index and thus the value of notes linked to the Index.  The futures contracts underlying the Index have historically been in contango.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the level of the Index and, therefore, the value of your notes.

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THE NOTES ARE LINKED TO AN EXCESS RETURN INDEX AND NOT A TOTAL RETURN INDEX — The notes are linked to an excess return index and not a total return index.  An excess return index, such as the Index, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index.  By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments —	PS-7
Notes Linked to the Bloomberg Commodity IndexSM

Historical Information
The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 4, 2013 through January 19, 2018.  The closing level of the Index on January 19, 2018 was 88.5425.  We obtained the closing levels of the Index above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.
The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Observation Date.  There can be no assurance that the performance of the Index will result in the return of any of your principal amount in excess of $960.50 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.
The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.
The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS-8
Notes Linked to the Bloomberg Commodity IndexSM

Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors ” in this pricing supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Payment at Maturity, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Bloomberg Commodity IndexSM” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Supplemental Plan of Distribution
We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”).  For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”).  Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Validity of the Notes and the Guarantee
In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.

JPMorgan Structured Investments —	PS-9
Notes Linked to the Bloomberg Commodity IndexSM